Exhibit 5.1

1345 AVENUE OF THE AMERICAS, 11th FLOOR NEW YORK, NEW YORK 10017 TELEPHONE: (212) 370-1300 FACSIMILE: (212) 370-7889 www.egsllp.com
November 7, 2022
Electriq Power Holdings, Inc.
625 N. Flagler Drive, Suite 1003
West Palm Beach, Florida 33401
Re:    Registration Statement on Form S-1
Gentlemen:
We have acted as counsel to Electriq Power Holdings, Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended. The Registration Statement relates to:
(1)the issuance by the Company of an aggregate of (a) up to 16,333,333 shares of the Company’s Class A common stock, par value $0.0001 per share (the “common stock”), which consists of (i) up to 2,000,000 shares of common stock that are issuable upon the exercise of 2,000,000 warrants, originally issued to RBC Capital Markets, LLC (“RBC”) in connection with the initial public offering (the “IPO”) of TLG Acquisition One Corp., a Delaware corporation, the predecessor to the Company (“TLG”), each exercisable for one share of common stock at a price of $6.57 (the “Private Placement Warrants), (ii) up to 13,333,333 shares of common stock that are issuable upon the exercise of 13,333,333 warrants, originally issued as part of the units offered in the IPO, each exercisable for one share of common stock at a price of $6.57 (the “Public Warrants”), and (iii) up to 1,000,000 shares of common stock that are issuable upon the exercise of 1,000,000 warrants issued to TLG Acquisition Founder LLC, a Delaware limited liability company (the “Sponsor”) in connection with the closing of the Merger (as defined in the Registration Statement), each exercisable for one share of common stock at a price of $6.57 (such warrants, the “Sponsor Warrants”) (the Sponsor Warrants, together with the Private Placement Warrants and Public Warrants, the “Warrants,” and the shares of common stock issuable upon exercise of the Warrants, the “Warrant Shares”); and (b) up to 17,920,737 shares of common stock issuable upon the election of the holders of the Company’s Series A Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), on the mandatory redemption date (the “Mandatory Redemption Date”), which is the third (3rd) anniversary date of the original issuance date of Series A Preferred Stock (such shares of common stock, the “Registered Preferred Conversion Shares”); and

(2)the resale by the selling stockholders listed in the prospectus included as a part of the Registration Statement (the “Selling Stockholders”) of (i) up to 46,888,151 shares of common stock, which consists of (a) up to 18,363,030 shares of common stock, including (1) 1,090,217 shares of common stock that were issued to the Sponsor (the “Founder Shares”), (2) 3,616,360 shares of common stock that were issued in connection with grants of restricted stock under the Electriq Power Holdings, Inc. 2023 Equity Incentive Plan (“Equity Incentive Plan”) (such shares of common stock, the “Equity Incentive Plan Shares”), (3) 90,493 shares of common stock underlying stock options, which are exercisable at approximately $0.83 per share (the “Option Shares”), and (4) 13,565,960 shares of common stock issued in connection with the closing of the business combination (the “Closing Shares”), (b) up to 2,000,000 shares of common stock that are issuable upon the exercise of the Private Placement Warrants by RBC at an exercise price of $6.57 per share, (c) up to 1,000,000 shares of common stock that are issuable upon the exercise of 1,000,000 Sponsor Warrants by the Sponsor at an exercise price of $6.57 per share, and (d) up to 25,525,121 shares of common stock issuable upon the election of the holders of our Series A Preferred Stock on the Mandatory Redemption Date (such shares of common stock, together with the Registered Preferred Conversion Shares, the “Preferred Conversion Shares”), and (ii) up to 3,000,000 Private Placement Warrants, which consists of (y) up to 2,000,000 Private Placement Warrants held by RBC and (z) 1,000,000 Sponsor Warrants held by the Sponsor.
This opinion letter is furnished to you at your request to enable you to fulfill the requirements, in connection with the Registration Statement, of Item 601(b)(5) of Regulation S-K promulgated by the Commission.
We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below including, without limitation: (i) the Registration Statement, as amended to date; (ii) the Second Amended and Restated Certificate of Incorporation and Bylaws of the Company, each as amended to date; (iii) the Warrant Agreement, dated as of January 27, 2021, by and between TLG and Continental Stock Transfer & Trust Company (as amended by Amendment No. 1 to the Warrant Agreement dated July 31, 2023, the “Warrant Agreement”); (iv) the Agreement and Plan of Merger, dated November 13, 2022 (as amended by the First Amendment to Merger Agreement dated December 23, 2022, the Second Amendment to Merger Agreement dated March 22, 2023, and the Third Amendment to Merger Agreement dated June 8, 2023), among the Company, Eagle Merger Corp., a Delaware corporation and wholly-owned subsidiary of TLG, and Electriq Power, Inc.; (v) the Securities Subscription Agreement, dated October 13, 2020, between TLG and the Sponsor; (vi) the Equity Incentive Plan; (vii) the form of Restricted Stock Award Agreement between the Company and the holders of the Equity Incentive Plan Shares; and (viii) records of meetings and consents of the Board of Directors of the Company provided to us by the Company. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company.

Based upon and subject to the foregoing, we are of the opinion that (1) each of the Founder Shares, Equity Incentive Plan Shares and Closing Shares are duly and validly issued, fully paid and non-assessable, (2) the Preferred Conversion Shares, when issued upon the election of the holders of the Series A Preferred Stock on the Mandatory Redemption Date in accordance with the terms thereof, will be duly and validly issued, fully paid and non-assessable, (3) the Private Placement Warrants and the Sponsor Warrants are legally binding obligations of the Company enforceable in accordance with their terms except: (a) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law); (b) as enforceability of any indemnification or contribution provision may be limited under the federal and state securities laws; and (c) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought, (4) upon due exercise of the Warrants in accordance with the terms of the Warrant Agreement, and when certificates for the same have been duly executed and countersigned and delivered in accordance with and pursuant to the terms of the Warrants, the Warrant Shares when issued and paid for upon exercise will be duly and validly issued, fully paid and non-assessable, (5) the Option Shares, when issued in accordance with their terms, will be duly and validly issued, fully paid and non-assessable.
The opinions expressed herein are limited solely to the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, as currently in effect, and we express no opinion as to the effect of any other law of the State of Delaware or the laws of any other jurisdiction.
We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. We assume no obligation to update or supplement any of the opinion set forth herein to reflect any changes of law or fact that may occur following the date hereof.

Very truly yours,

/s/ Ellenoff Grossman & Schole LLP
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